                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 2-83778, Form S-8 No. 33-48211, Form S-8 No. 333-04905 and
Form S-8 No. 333-67743) pertaining to the National Technical Systems, Inc. Employee Stock Ownership Plan, the National Technical Systems, Inc. 1994 Stock Option Plan and the XXCAL, Inc. Stock Option Plan and in the related Prospectuses of our report dated April 14, 2000, except for the third paragraph of Note 3, as to which the date is April 27, 2000, with respect to the consolidated financial statements and schedule of National Technical
Systems, Inc. included in the Annual Report (Form 10-K) for the year ended January 31, 2000.

                                          /s/ Ernst & Young LLP

Woodland Hills, California
April 28, 2000